Exhibit 99.1

VMG Consumer Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

SAN FRANCISCO, Nov. 10, 2021 (GLOBE NEWSWIRE) -- VMG Consumer Acquisition Corp. (the “Company”), a special purpose acquisition company targeting high-growth consumer and retail companies, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit, for gross proceeds to the Company of $200,000,000. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. The Company’s units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “VMGAU” beginning November 11, 2021. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “VMGA” and “VMGAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company is led by Chief Executive Officer, Aarti Kapoor, who brings nearly 15 years of consumer and retail investment banking experience, most recently at Goldman Sachs. VMG Partners Co-Founder and General Partner Mike Mauzé will serve as Chairman of the Board. VMG Partners CFO and Partner Angad Hira will serve as Chief Financial Officer of the Company.

The Company is sponsored by VMG Consumer Acquisition Holdings, LLC, an affiliate of VMG Partners ll, LLC, a consumer and retail investment firm with growth and venture investment strategies.

While the Company may pursue an initial business combination opportunity in any industry or sector, it intends to identify and complete a business transaction with a company in the high-growth consumer and retail industry.

Credit Suisse and Moelis & Company are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available. copies of the prospectus related to the offering may be obtained for free by visiting EDGAR on the SEC's website at www.sec.gov or from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis stephens Drive, Morrisvile, NC 27560, Telephone: 1-800-221-1037, email: usa.Prospectus@credit-suisse.com or Moelis & Company LLC, Attention: Andrea Hurst, 399 Park Avenue, 4th Floor, New York, NY 10022, Telephone: (212) 883-3666, email: andrea.hurst@moelis.com.

A registration statement relating to these Securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 10, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, of any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

The offering is expected to close on November 15, 2021, subject to customary closing conditions.

Contact:

VMG Consumer Acquisition Corp.

Aarti Kapoor

aarti@vmgspac.com